Exhibit 10.11

THIRD AMENDMENT TO SUBLEASE

THIS THIRD AMENDMENT TO SUBLEASE (this “Third Amendment”) is made as of December 20, 2016, by and between WELLSPRING BIOSCIENCES LLC, a Delaware limited liability company (“Sublessor”), and KURA ONCOLOGY, INC., a Delaware corporation (“Sublessee”).

RECITALS

A.

ARE-SD Region No. 24, LLC (“Landlord”), as landlord, and Sublessor, as tenant, are parties to that certain Lease dated March 1, 2013, as amended (the “Lease”), whereby Sublessor leases certain premises in a building located at 11119 North Torrey Pines, La Jolla, California (“Premises”).  Sublessor and Sublessee are parties to that certain Sublease dated as of August 29, 2014, as amended (the “Sublease”), whereby Sublessee subleases a portion of the Premises (“Subleased Premises”).  The Subleased Premises are more particularly described in the Sublease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Sublease.

B. Concurrently with this Third Amendment, Sublessor is entering into a new lease with an affiliate of Landlord (“New Lease”) pursuant to which Sublessor is leasing approximately 24,759 rentable square feet of space in that certain building located at 3033 Science Park Road, San Diego, California (“New Premises”) and Sublessee is entering into a new sublease with Sublessor (“New Sublease”) pursuant to which Sublessee is leasing a portion of the New Premises.

C. Sublessor and Sublessee desire, subject to the terms and conditions set forth below, to provide for the acceleration of the expiration date of the term of the Sublease in connection with the commencement of the New Sublease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee hereby agree as follows:

1.

Term.  Notwithstanding anything to the contrary contained in the Sublease, the expiration date of the term of the Sublease shall be accelerated to the date that is the later of (i) June 8, 2017 or (ii) 7 days after the date that Landlord Delivers (as defined in the New Lease) the premises subject to the New Lease with Landlord’s Work in such premises Substantially Completed (as such terms are defined in the New Lease) (“Termination Date”).  Notwithstanding the foregoing, if the New Lease terminates prior to the Commencement Date (as defined in the New Lease) of the New Lease such that the Commencement Date (as defined in the New Lease) of the New Lease never occurs, this Third Amendment shall be null and void and of no further force or effect, the expiration date of the Sublease shall not be accelerated and the Sublease shall continue in full force and effect.

2.

Base Rent and Operating Expenses.  Sublessee shall continue to pay, through the date that is 7 days prior to the Termination Date, all amounts due and owing under the Sublease including, without limitation, Base Rent and Operating Expenses as provided under the Sublease.  Notwithstanding the foregoing, if Sublessee does not surrender the Subleased Premises on or before the Termination Date, Sublessee shall be in holdover under the Sublease and the terms of the Sublease with respect thereto shall apply.

3.

Termination and Surrender.  Sublessee shall voluntarily surrender the Subleased Premises on or before the Termination Date.  Sublessee agrees to cooperate reasonably with Landlord and Sublessor in all matters, as applicable, relating to (i) surrendering the Premises in accordance with the surrender requirements and in the condition required pursuant to the Lease, and (ii) all other matters related to restoring the Subleased Premises to the condition required under the Lease.  Notwithstanding anything to the contrary contained in this Third Amendment or in the Sublease, Sublessee shall not be required to remove any Tenant Improvements or Alterations (as defined in the Lease) existing in the Premises as of the date of this Third Amendment.  After the Termination Date, Sublessee shall have no further rights of any kind with respect to the Premises.  Nothing herein shall excuse Sublessee from its obligations under the Sublease prior to the Termination Date, except as expressly provided in Section 2 above with respect to the payment of Base Rent and Operating Expenses.

4.

Brokers.  Sublessor and Sublessee each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction.  Sublessor and Sublessee each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Sublessor or Sublessee, as applicable, with regard to this Third Amendment.

5.

OFAC.  Sublessee is currently (a) in compliance with and shall at all times during the term of the Sublease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Sublease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

6.	Miscellaneous.

a.This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective their respective successors and assigns.

c.This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Third Amendment attached thereto.

d.Except as amended and/or modified by this Third Amendment, the Sublease is hereby ratified and confirmed and all other terms of the Sublease shall remain in full force and effect, unaltered and unchanged by this Third Amendment.  In the event of any conflict between the provisions of this Third Amendment and the provisions of the Sublease, the provisions of this Third Amendment shall prevail.  Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Sublease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

SUBLESSOR:

WELLSPRING BIOSCIENCES LLC,

a Delaware limited liability company

By: /s/ Heidi Henson

Its: CFO

SUBLESSEE:

KURA ONCOLOGY, INC.,

a Delaware corporation

By: /s/ Troy E. Wilson, Ph.D., J.D.

Its: President and CEO